                                                                  EXHIBIT 2.1 TO
                                                          REGISTRATION STATEMENT
                                                                     ON FORM S-4

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of February 6, 1994, by and among CHM Holding Corporation, a Delaware corporation ("Newco"), Curaflex Health Services, Inc., a Delaware corporation ("CHS"), CHS Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Newco ("CHS Sub"), HealthInfusion, Inc. a Florida corporation ("HII"), HII Acquisition Company, a Florida corporation and a wholly-owned subsidiary of Newco ("HII Sub"), Medisys, Inc. a Delaware corporation ("MI"), MI Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Newco ("MI Sub"), T2 Medical, Inc., a Delaware corporation ("T2") and T2 Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Newco ("T2 Sub"). The parties hereto are sometimes hereinafter referred to collectively as the "Companies" or the "Constituent Corporations," or individually as a "Company" or a "Constituent Corporation."

     WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated December 1, 1993, as amended as of February 6, 1994 ("Prior Merger Agreement") by and among Newco, CHS, CHS Sub, HII, HII Sub, MI and MI Sub, each of CHS, HII and MI agreed, subject to the terms and conditions set forth therein, to be acquired by and become wholly-owned subsidiaries of Newco; and

     WHEREAS, the parties to the Prior Merger Agreement have agreed to enter into this Agreement to provide for the acquisition by Newco of CHS, HII, MI and T2, subject to the terms and conditions set forth herein; and

     WHEREAS, the respective Boards of Directors of the Companies deem it advisable and in the best interests of their respective stockholders that each of CHS, HII, MI and T2 be acquired by and become wholly-owned subsidiaries of Newco and, in furtherance thereof, the Boards of Directors of the Constituent Corporations have approved, as applicable, the merger of (i) CHS Sub with and into CHS, (ii) HII Sub with and into HII, (iii) MI Sub with and into MI, and
(iv) T2 Sub with and into T2 upon the terms and subject to the conditions set forth herein (individually, a "Merger" and collectively, the "Mergers"); and

     WHEREAS, for federal income tax purposes, it is intended that each of the Mergers shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGERS

     1.1 The Mergers. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof) of each respective Merger,
(a) CHS Sub shall be merged with and into CHS, (b) HII Sub shall be merged with and into HII, (c) MI Sub shall be merged with and into MI, and (d) T2 Sub shall be merged with and into T2, with CHS, HII, MI and T2 being the surviving corporation in each respective merger (the "Surviving Corporation") and the separate existence of each of CHS Sub, HII Sub, MI Sub and T2 Sub shall thereupon cease. Each Merger shall have the effects set forth in Section
607.1106 of the Florida Business Corporation Act (the "FBCA") and Section 259 of the Delaware General Corporation Law ("DGCL"), as applicable. From and after the Effective Time of each respective Merger, each Surviving Corporation shall be a wholly-owned subsidiary of Newco.

     1.2 Effective Time of the Mergers. Each Merger shall become effective upon the completion of the filing of (a) properly executed Articles of Merger with the Department of State of the State of Florida with

                                       (1)
respect to the Merger of HII and HII Sub, and (b) properly executed Certificates of Merger with the Secretary of State of the State of Delaware reflecting the respective Mergers of CHS and CHS Sub, of MI and MI Sub, and of T2 and T2 Sub, which filings shall be made on the Closing Date after satisfaction of the conditions set forth in Section VIII. None of the Mergers shall be effective until all of the Mergers shall have become effective. When used in this Agreement, the term "Effective Time" with respect to each such Merger shall mean the date and time at which all such Articles of Merger and Certificates of Merger are successfully filed.

                                   ARTICLE II

                      NEWCO AND THE SURVIVING CORPORATIONS

     2.1 Certificate of Incorporation of the Surviving Corporations. The respective Certificate or Articles of Incorporation of each of CHS, HII, MI and T2 shall be the respective Certificate or Articles of Incorporation of the Surviving Corporation of each Merger in which such Company is involved, except that such respective Certificates or Articles of Incorporation shall be amended and restated at the Effective Time to read in their entirety substantially the same as the Certificates and Articles of Incorporation of CHS Sub, HII Sub, MI Sub and T2 Sub, respectively (with the names of CHS, HII, MI and T2 being substituted for those of CHS Sub, HII Sub, MI Sub and T2 Sub).

     2.2 Bylaws of the Surviving Corporation. The respective Bylaws of each of CHS Sub, HII Sub, MI Sub and T2 Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation of each Merger in which such Company is involved until thereafter amended in accordance with applicable law.

     2.3  Directors and Officers of the Surviving Corporations.

     (a) The respective directors of CHS Sub, HII Sub, MI Sub and T2 Sub at the Effective Time shall be the initial directors of the Surviving Corporation of each Merger in which such Company is involved and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate or Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

     (b) The respective officers of CHS Sub, HII Sub, MI Sub and T2 Sub at the Effective Time shall be the initial officers of the Surviving Corporation of each Merger in which such Company is involved and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate or Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

     2.4  Directors and Officers of Newco.

     (a) At or prior to the Effective Time, the Companies shall take or cause to be taken all necessary action such that, at the Effective Time, Newco's Board of Directors shall be increased to seven (7) members, without classifications of directors into separate classes. Following the Effective Time, directors shall be reelected at the annual stockholders meeting of Newco commencing in the year 1995. The directors of Newco shall be designated prior to the filing with the SEC (as hereinafter defined) of the preliminary Proxy Statement referred to in
Section 4.7 as follows: (1) CHS, acting through its current Board Of Directors, shall designate one of Newco's directors; (2) HII, acting through its current Board Of Directors, shall designate one of Newco's directors; (3) MI, acting through its current Board Of Directors, shall designate one of Newco's directors; and (4) T2, acting through its current Board of Directors shall designate four of Newco's directors, at least three of whom will not prior to such designation have been an officer of T2.

     (b) At or prior to the Effective Time, the Companies shall take or cause to be taken all necessary action such that, at the Effective Time, Newco's officers shall include the following: (i) Charles A. Laverty as Chief Executive Officer,
(ii) Miles E. Gilman as Executive Vice President, (iii) William J. Brummond as Vice President and (iv) Norman H. Werthwein as Chief Financial Officer.

                                       (2)

     2.5 Consolidation of Corporate Headquarters. To facilitate the consolidation of the operations of the Companies, the corporate headquarters of Newco and its direct subsidiaries following the Merger shall be consolidated in Ontario, California.

     2.6 Change of Newco's Name. At or prior to the mailing to stockholders of the Proxy Statement referred to in Section 4.7, the Companies shall take or cause to be taken all necessary action such that, at the Effective Time, the corporate name of Newco shall be changed to another name mutually agreeable to each of CHS, HII, MI and T2.

     2.7 Employment/Severance Agreements. Prior to the Effective Time, Newco, CHS, HII, MI and T2 shall take or cause to be taken all necessary action on its part to enter into employment and severance agreements, on terms and conditions as outlined in Exhibit 2.7 hereto with certain individuals, and the applicable entity, as so described in Exhibit 2.7 hereto.

                                  ARTICLE III

                              CONVERSION OF SHARES

     3.1 Exchange Ratio. At the Effective Time, by virtue of the respective Mergers and without any action on the part of the holder thereof:

          (a) Each share of common stock of CHS, HII, MI and T2 ("Share") issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares as defined in Section 3.6 below and Shares held by Newco or any subsidiary of Newco, if any), shall be converted at the Effective Time into the right to receive shares of common stock, par value $.001 per share, of Newco ("Newco Shares"), in accordance with the following exchange ratios ("Exchange Ratio"), as applicable:

             (i) In the case of CHS, each CHS Share shall be converted into the right to receive 0.333 Newco Shares;

             (ii) In the case of HII, each HII Share shall be converted into the right to receive 0.447 Newco Shares;

             (iii) In the case of MI, each MI Share shall be converted into the right to receive 0.243 Newco Shares; and

             (iv) In the case of T2, each T2 Share shall be converted into the right to receive 0.630 Newco Shares.

          (b) At the Effective Time, all Shares of CHS, HII, MI and T2 (other than the Excluded Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such Shares shall thereafter represent the Newco Shares into which such Shares of CHS, HII, MI or T2 have been converted. Certificates representing Shares of CHS, HII, MI or T2 shall be exchanged for certificates representing whole Newco Shares issued in consideration therefor upon the surrender of such certificate in accordance with the provisions hereof. If prior to the Effective Time Newco, CHS, HII, MI or T2 should split or combine the Shares or the Newco Shares, or pay a stock dividend or other stock distribution in Shares or Newco Shares, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution.

          (c) Each Share of CHS, HII, MI or T2 held in the treasury of any such Company (or a subsidiary of such Company) and each such Share held by Newco or any subsidiary of Newco immediately prior to the Effective Time shall be canceled and retired and cease to exist, and no Newco Shares shall be issued in exchange therefor. All Newco Shares owned by CHS, HII, MI or T2 or any subsidiary shall become treasury stock of Newco.

     Each share of common stock of CHS Sub, HII Sub, MI Sub or T2 Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of

                                       (3)
the holder thereof, be converted into and exchangeable for one share of common stock of the Surviving Corporation of the respective Merger in which such Company is involved.

     3.2  Exchange of Shares.

     (a) Prior to the Effective Time, Newco shall select and enter into an agreement (in form and substance reasonably satisfactory to the other Companies) with a bank or trust company to act as Exchange Agent hereunder (the "Exchange Agent"). No later than the Effective Time, Newco shall make available, and each holder of Shares (other than Excluded Shares) will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates representing such Shares for cancellation, certificates representing the number of Newco Shares into which such Shares are converted in the Merger. The Newco Shares into which the Shares shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted into Newco Shares pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Newco and the other Companies may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Newco Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Newco Shares which such holder has the right to receive in respect of the Certificates surrendered pursuant to the provisions of this Article III.

     (c) In the event that any stock certificate representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, Newco will issue or cause to be issued in exchange for such lost, stolen or destroyed certificate the number of Newco Shares into which such shares are converted in the Merger in accordance with this Article III. When authorizing such issuance in exchange therefor, the Board of Directors of Newco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give Newco a bond in such sum as it may direct as indemnity, or such other form of indemnity, as it shall direct, against any claim that may be made against Newco with respect to the certificate alleged to have been lost, stolen or destroyed.

     3.3 Dividends; Transfer Taxes. No dividends that are declared on Newco Shares will be paid to persons entitled to receive certificates representing Newco Shares until such persons surrender their certificates representing Shares. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Newco Shares shall be issued any dividends which shall have become payable with respect to such Newco Shares between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. If any certificates for any Newco Shares are to be issued in a name other than that in which the certificate representing Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Newco Shares in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Newco Shares or dividends thereon or, in accordance with Section
3.4 hereof, the cash payment for fractional interests, delivered to a public official pursuant to applicable escheat laws.

     3.4 No Fractional Securities. No certificates or scrip representing fractional Newco Shares shall be issued upon the surrender for exchange of certificates representing Shares pursuant to this Article III and no dividend, stock split-up or other change in the capital structure of Newco shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities, each holder of Shares who would otherwise have been entitled to a

                                       (4)
fraction of a Newco Share upon surrender of stock certificates for exchange pursuant to this Article III shall be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the average closing price for a Newco Share on the New York Stock Exchange, if listed thereon, or on The Nasdaq National Market, if listed thereon, for the 5 trading days immediately following the Closing Date (as defined below).

     3.5 Closing of Transfer Books. At the Effective Time, the stock transfer books of CHS, HII, MI and T2 shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing Newco Shares in accordance with the terms hereof. At and after the Effective Time, the holders of Shares to be exchanged for Newco Shares pursuant to this Agreement shall cease to have any rights as stockholders of CHS, HII, MI or T2 except for the right to surrender such stock certificates in exchange for Newco Shares as provided hereunder.

     3.6 Dissenting Shares. If holders of Shares are entitled to dissent from a Merger and demand appraisal of any such Shares in accordance with the provisions of the FBCA concerning the right of such holders to dissent from a Merger and demand appraisal of their shares ("Dissenting Holders"), any Shares held by a Dissenting Holder as to which appraisal has been so demanded ("Excluded Shares") shall not be converted as described in Section 3.1, but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Holder pursuant to the FBCA; provided, however, that each Share held by a Dissenting Holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal with respect to such Shares, in either case pursuant to the FBCA, shall not be deemed Excluded Shares but shall be deemed to be converted, as of the Effective Time, into the right to receive Newco Shares in accordance with the applicable Exchange Ratio.

     3.7 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morrison & Foerster, 19900 MacArthur Boulevard, 12th Floor, Irvine, California 92715, at 9:00 a.m., local time, on the first business day (the "Closing Date") after the later of (a) the day on which the later to occur of the stockholders' meetings referred to in Section 7.4 hereof shall have occurred or (b) the day on which all of the conditions set forth in Article VIII hereof are satisfied or waived, or at such other date, time and place as the Companies shall agree.

     3.8 Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporations the title to any property or rights of any Constituent Corporation, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the Constituent Corporations, in the name of and on behalf of any Constituent Corporation as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF CHS, HII, MI AND T2

     As used in this Agreement, (i) the term "Material Adverse Effect" means, with respect to CHS, HII, MI or T2, as the case may be, a material adverse effect on the business, assets, results of operation or financial condition of such party and its subsidiaries taken as a whole or in the ability of such party to perform its obligations hereunder and (ii) the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect

                                       (5)
to such corporations or other organizations is directly or indirectly owned or controlled by such party and/or by any one or more of the subsidiaries.

     Each of CHS, HII, MI and T2 represents and warrants, with respect to itself and its subsidiaries, to the others and to Newco, except as disclosed to the others and to Newco in writing prior to the execution of this Agreement, as follows:

     4.1 Organization. Such Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Such Company is duly qualified as a foreign corporation to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect. Each corporate subsidiary of such Company is a corporation duly organized, validly existing and in good standing (to the extent the concept of good standing exists) under the laws of its jurisdiction of incorporation or organization, has the corporate power to carry on its business as it is now being conducted and is duly qualified to do business, and is in good standing (to the extent the concept of good standing exists), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so duly organized, validly existing and in good standing, to have such corporate power or to be so qualified will not have a Material Adverse Effect.

     4.2 Capitalization. As of the date hereof, the authorized capital stock of such Company is as set forth in Exhibit 4.2 hereto. As of the date hereof, the number of Shares of such Company which are issued and outstanding is as set forth in Exhibit 4.2 hereto. All of the issued and outstanding Shares of such Company are validly issued, fully paid and nonassessable and free of preemptive rights or similar rights created by statute, the Certificate or Articles of Incorporation or Bylaws of such Company or any agreement by which such Company or any of its subsidiaries is a party or by which it is bound. Except (a) as set forth above or, (b) as disclosed in Exhibit 4.2 hereto, there are not as of the date of this Agreement any shares of capital stock of such Company issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating such Company to issue, transfer or sell any shares of its capital stock. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of such Company may vote ("Voting Debt") were issued and outstanding with respect to such Company.

     4.3 Authority Relative to this Agreement. Such Company has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by such Company and the consummation by such Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of such Company, and, except for approval by the requisite votes cast by such Company's stockholders at the meeting provided for in Section 7.4, no other corporate proceedings on the part of such Company are necessary to approve this Agreement or the transactions contemplated hereby.

     4.4 Consents and Approvals; No Violations. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state or foreign laws relating to takeovers, if applicable, state securities or blue sky laws, and, as applicable, filing and recordation of Articles of Merger under the FBCA or a Certificate of Merger as required by the DGCL, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by such Company of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by such Company, nor the consummation by such Company of the transactions contemplated hereby, nor compliance by such Company with any of the provisions hereof, will
(a) result in any breach of the Certificate or Articles of Incorporation or Bylaws of such Company, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which such Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets

                                       (6)
may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Company, any of its subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults that would not have a Material Adverse Effect.

     4.5 Reports and Financial Statements. Such Company has filed all reports required to be filed by it with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act since January 1, 1992, including, without limitation, an Annual Report on Form 10-K for the year ended December 31, 1992 (in the case of each of CHS, HII and MI) and for the year ended September 30, 1993 (in the case of T2) (collectively, the "SEC Reports"), and has previously furnished or made available to the other Companies true and complete copies of all such SEC Reports. None of such SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the SEC Reports fairly presents in all material respects the consolidated financial position of such Company and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of such Company and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the absence of any notes thereto.

     4.6 Absence of Certain Changes or Events. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, since December 31, 1992, neither such Company nor any of its subsidiaries has: (a) taken any of the actions set forth in Sections 6.1(b), 6.1(c) or 6.1(e) hereof; (b) incurred any liability material to the Company and its subsidiaries on a consolidated basis, except in the ordinary course of its business, consistent with past practices;
(c) suffered a change, or any event involving a prospective change, in the business, assets, financial condition or results of operation of such Company or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (other than as a result of changes or proposed changes in federal or state health care (including health care reimbursement) laws or regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by such Company to the others pursuant hereto); or (d) subsequent to the date hereof, except as permitted by Section
6.1 hereof, conducted its business and operations other than in the ordinary course of business and consistent with past practices.

     4.7 Information in Disclosure Documents and Registration Statement. None of the information to be supplied by such Company to be included in (a) the Registration Statement on Form S-4 (or S-1 or such other form required or deemed appropriate by the SEC) to be filed with the SEC by Newco under the Securities Act for the purpose of registering the Newco Shares to be issued in the Mergers or pursuant to this Agreement (the "Registration Statement") and (b) the joint proxy statement to be distributed in connection with the meetings of stockholders of the Companies to vote upon this Agreement (the "Proxy Statement"), will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, or, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of each of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement insofar as it pertains to such Company will comply as to form in all material respects with the provisions of the Securities Act, and the rules and regulations promulgated thereunder. The Proxy Statement insofar as it pertains to such Company will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

     4.8 Litigation. As of the date of this Agreement, except as disclosed in the SEC Reports filed prior to the date of this Agreement and except to the extent that individually and in the aggregate they would not

                                       (7)
reasonably be expected to have a Material Adverse Effect: (i) there is no action, suit, judicial or administrative proceeding, arbitration or investigation pending or, to the best knowledge of such Company, threatened against or involving such Company or any of its subsidiaries, or any of their properties or rights, before any court, arbitrator, or administrative or governmental body; (ii) there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against such Company or any of its subsidiaries; and
(iii) such Company and its subsidiaries are not in violation of any term of any judgments, decrees, injunctions or orders outstanding against them. Such Company has furnished to the other Companies in writing, a description of all litigations, actions, suits, proceedings, arbitrations, investigations known to it, judgements, decrees, injunctions or orders pending, or to its best knowledge, threatened against or involving such Company or any of its subsidiaries, or any of their properties or rights as of the date hereof.

     4.9  Contracts.

     (a) Each of the material contracts, instruments, mortgages, notes, security agreements, leases, agreements or understandings, whether written or oral, to which such Company or any of its subsidiaries is a party that relates to or affects the assets or operations of such Company or any of its subsidiaries or to which such Company or any of its subsidiaries or their respective assets or operations may be bound or subject is a valid and binding obligation of such Company and in full force and effect (with respect to such Company or such subsidiary), except for where the failure to be in full force and effect would not individually or in the aggregate, have a Material Adverse Effect. Except to the extent that the consummation of the transactions contemplated by this Agreement may require the consent of third parties, as disclosed in writing to the other Companies pursuant hereto, there are no existing defaults by such Company or any of its subsidiaries thereunder or, to the knowledge of such Company, by any other party thereto, which defaults, individually or in the aggregate, would have a Material Adverse Effect; and no event of default has occurred, and no event, condition or occurrence exists, that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by such Company or any of its subsidiaries thereunder which default would, individually or in the aggregate, have a Material Adverse Effect.

     (b) Except as set forth in the such Company's SEC Reports (including the exhibits thereto) filed prior to the date of this Agreement and except for this Agreement, as of the date of this Agreement neither such Company nor any of its subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 60 days or less notice involving the payment of more than $50,000 per annum, in the case of any such agreement with an individual, (ii) joint venture agreement, (iii) noncompetition or similar agreements that restricts such Company or its subsidiaries from engaging in a line of business, (iv) agreement with any executive officer or other employee of such Company or any subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving such Company of the nature contemplated by this Agreement and which provides for the payment of in excess of $10,000, (v) agreement with respect to any executive officer of such Company or any subsidiary providing any term of employment beyond one year or compensation guaranty in excess of $75,000 per annum, or (vi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     4.10  Employee Benefit Plans.

     (a) Such Company has previously delivered to the other Companies a true and complete list of each written or formal employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) policy or agreement that is maintained (all of the foregoing, the "Benefit Plans"), or is or was contributed to by such Company or pursuant to which such Company or any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with such Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), is still potentially liable for payments, benefits or claims. A copy of each Benefit Plan as currently in effect and,

                                       (8)
if applicable, the most recent Annual Report, Actuarial Report or Valuation, Summary Plan Description, Trust Agreement and a Determination Letter issued by the IRS for each Benefit Plan have heretofore been delivered to the other Companies. No Benefit Plan was or is subject to Title IV of ERISA or Section 412 of the Code (including any "multiemployer plan," as defined in Section 3(37) of ERISA).

     (b) Each of the Benefit Plans that are subject to ERISA is in substantial compliance with ERISA; each of the Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") is so qualified; and no event has occurred, and to such Company's knowledge, there exists no condition or set of circumstances, in connection with which such Company or any ERISA Affiliate is or could be subject to liability (except liability for benefit claims and funding obligations payable in the ordinary course) under ERISA, the Code, or any other applicable law with respect to any Benefit Plan.

     (c) All contributions or other amounts payable by such Company or its subsidiaries through September 30, 1993 with respect to each Benefit Plan in respect of current or prior plan years have been either paid or accrued on the most recent financial statements of such Company made available to the other Companies. Any contributions or other amounts payable by such Company or its subsidiaries for periods between September 30, 1993 and the Effective Time with respect to each Benefit Plan in respect of current or prior plan years have been or will be either paid or accrued in the normal course of business on the books and records of such Company at or prior to the Effective Time. There are no pending, or, to the best knowledge of such Company, threatened or anticipated claims (other than routine claims for benefits) by or on behalf of or against any of the Benefit Plans or any trusts or other funding vehicles related thereto.

     (d) No Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees for periods extending beyond their retirement or other termination of service (other than (i) coverage mandated by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any comparable state law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of such Company or the ERISA Affiliates, or
(iv) benefits the full cost of which is borne by the current or former employee or his or her beneficiary).

     4.11 Taxes. For the purposes of this section, the term "tax" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any United States federal, state or local authority or any other taxing authority on such Company or any of its Tax Affiliates as to their respective income, profit, franchise, gross receipts, payroll, sales, employment, worker's compensation, use, property, withholding, excise, occupancy, environmental, and other taxes, duties or assessments of any nature, whatsoever. Such Company has filed or caused to be filed timely all material federal, state, local and foreign tax returns required to be filed by each of its and any member of its consolidated, combined, unitary or similar group (each such member a "Tax Affiliate"). Such returns, reports and other information are accurate and complete in all material respects. Such Company has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown to be due in respect of the periods for which returns are due, and has established (or will establish at least quarterly) an adequate accrual or reserve for the payment of all taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Neither such Company nor any of its Tax Affiliates has any material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither such Company nor any of its Tax Affiliates is delinquent in the payment of any tax in excess of the amount reserved or provided therefor, and no deficiencies for any tax, assessment or governmental charge in excess of the amount reserved or provided therefor have been threatened, claimed, proposed or assessed. No waiver or extension of time to assess any taxes has been given or requested. Such Company's federal and state income tax returns have never been audited by the Internal Revenue Service or comparable state agencies.

     4.12 Compliance With Applicable Law. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, such Company and each of its subsidiaries holds all licenses, franchises, permits, variances, exemptions, orders, approvals and authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of each of such Company and its subsidiaries is not being conducted in violation

                                       (9)
of, any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to such Company or any of its subsidiaries, except to the extent that the failure to hold any such licenses, franchises, permits or authorizations, or any such violation, would not, individually or in the aggregate, have a Material Adverse Effect.

     4.13 Subsidiaries. Exhibit 22.1 to the most recent Form 10-K included in the SEC Reports of CHS, HII, MI and T2 lists all the subsidiaries of such Company as of the date of this Agreement and indicates for each such corporate subsidiary as of such date the jurisdiction of incorporation or organization. All of the outstanding shares of capital stock or other equity interests of each of the subsidiaries are (i) held by such Company or one of such whollyowned subsidiaries, (ii) fully paid and nonassessable, and (iii) owned by such Company or one of such wholly-owned subsidiaries free and clear of any claim, lien or encumbrance.

     4.14 Labor and Employment Matters. (a) Such Company and its subsidiaries are and have been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act ("IRCA"), the Worker Adjustment and Retraining Notification Act ("WARN"), and such laws respecting employment discrimination, equal opportunity, affirmative action, worker's compensation, occupational safety and health requirements and unemployment insurance and related matters, and are not engaged in and have not engaged in any unfair labor practice; (b) to the knowledge of such Company, no investigation or review by or before any governmental entity concerning any violations of any such applicable laws is pending nor, to the knowledge of such Company is any such investigation threatened or has any such investigation occurred during the last three years, and no governmental entity has provided any notice to such Company or any of its subsidiaries or otherwise asserted an intention to conduct any such investigation; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against such Company or any of its subsidiaries;
(d) no union representation question or union organizational activity exists respecting the employees of such Company or any of its subsidiaries; (e) no collective bargaining agreement exists which is binding on such Company or any of its subsidiaries; (f) neither such Company nor any of its subsidiaries has experienced any material work stoppage or other material labor difficulty; and
(g) in the event of termination of the employment of any of the current officers, directors, employees or agents of such Company or any of its subsidiaries, neither such Company, any of its subsidiaries, any other Company, the Surviving Corporation, nor Newco nor any other subsidiaries of such Company, will pursuant to any agreement or by reason of anything done prior to the Effective Time by such Company or any of its subsidiaries be liable to any of said officers, directors, employees or agents for so-called "severance pay" or any other similar payments or benefits, including, without limitation, post-employment healthcare (other than pursuant to COBRA) or insurance benefits.

     4.15 Insurance. As of the date hereof, such Company and each of its subsidiaries are insured by insurers reasonably believed by such Company to be of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. All material policies of insurance and fidelity or surety bonds insuring such Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect. As of the date hereof, there are no material claims by such Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause.

     4.16  Contracts with Physicians, Hospitals, HMOs and Third Party
Providers. Such Company has made available to representatives of the other Companies copies (or in the case where no written documentation exists, a summary) of all outstanding contracts, partnerships, joint ventures and other arrangements or understandings (written or oral) between (a) such Company or any of its subsidiaries and (b) any physician, hospital, HMO, other managed care organization, or other third-party provider relating to the provision of medical or consulting services, treatments, patient referrals or similar activities.

     4.17 Section 203 of the DGCL Not Applicable. The provisions of Section 203 of the DGCL will not, prior to the termination of this Agreement, assuming the accuracy of the representations contained in

                                      (10)

Section 4.18 (without giving effect to the knowledge qualification thereof), apply to this Agreement, the Mergers or the transactions contemplated hereby and thereby.

     4.18 Ownership of Shares. As of the date hereof, neither such Company nor, to its knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, Shares of another Company which in the aggregate represent 10% or more of the outstanding Shares of any other Company (other than Newco).

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF NEWCO

     Newco represents and warrants to CHS, HII, MI and T2 with respect to itself and with respect to CHS Sub, HII Sub, MI Sub and T2 Sub, as follows:

     5.1 Organization. Such Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Such Company has delivered to the other Companies complete and correct copies of its Certificate or Articles of Incorporation and Bylaws or other organizational documents. Such Company has not engaged in any business since the date of its incorporation other than as contemplated hereby.

     5.2 Capitalization. The authorized capital stock of Newco consists of 75,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share (the "Newco Preferred Stock"). As of the date hereof, 1200 Newco Shares are issued and outstanding and owned of record and beneficially only by CHS, HII, MI and T2 in equal proportions. There are no shares of Newco Preferred Stock outstanding. All of the issued and outstanding Newco Shares are validly issued, fully paid, nonassessable and free of preemptive rights or similar rights created by statute, the Certificate of Incorporation or Bylaws of Newco or any agreement to which Newco or any of its subsidiaries is a party or by which it is bound. There are not now, and at the Effective Time there will not be, any other shares of capital stock of Newco issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Newco to issue, transfer or sell any shares of its capital stock except pursuant to this Agreement. Except as provided in this Agreement, after the Effective Time, Newco will have no obligation to issue, transfer or sell any shares of its capital stock pursuant to any employee benefit plan or otherwise. Other than as contemplated by Section 7.8, immediately after the Effective Time, there will be no option, warrant, call, right or agreement obligating Newco or any subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any Newco Shares or obligating Newco or any subsidiary to grant, extend, or enter into any such option, warrant, call, right or agreement. All of the issued and outstanding capital stock of CHS Sub, HII Sub, MI Sub and T2 Sub is owned beneficially and of record by Newco and, in each case, consists solely of 1,000 shares of common stock, $1 par value per share.

     5.3 Authority Relative to this Agreement. Such Company has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by such Company and the consummation by such Company of the transactions contemplated hereby have been duly authorized by such Company's Board of Directors and by Newco, as sole stockholder of each of CHS Sub, HII Sub, MI Sub and T2 Sub and no other corporate proceedings on the part of such Company are necessary to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Company and constitutes a valid and binding agreement of such Company, enforceable against such Company in accordance with its terms.

                                      (11)

                                   ARTICLE VI

                    CONDUCT OF BUSINESS PENDING THE MERGERS

     6.1 Conduct of Business Pending the Mergers. Each Company agrees on its own behalf and on behalf of its subsidiaries that, during the period from the date of this Agreement and continuing until the Effective Time:

          (a) the respective businesses of each Company and its subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices;

          (b) such Company and its subsidiaries shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries;
     (ii) amend its Certificate or Articles of Incorporation, as applicable, or Bylaws; or (iii) split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other securities or shares of the capital stock or other securities of any of its subsidiaries;

          (c) such Company and its subsidiaries shall not (i) authorize for issuance, issue, sell, pledge, dispose of, encumber, deliver or agree or commit to issue, sell, pledge, or deliver any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class or exchangeable into shares of stock of any class or any Voting Debt (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except that the Company may issue Shares required to be issued upon exercise of existing stock options, warrants or similar plans, or under other contractual commitments previously made, which options, warrants, plans or commitments have been disclosed in writing to the other Companies pursuant hereto; (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other substantial assets other than in the ordinary course of business and consistent with past practices; (iii) incur, assume or prepay any material indebtedness, liability or obligation or any other material liabilities or issue any debt securities other than in the ordinary course of business and consistent with past practices; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than a subsidiary) in a material amount other than in the ordinary course of business and consistent with past practices; (v) make any material loans, advances or capital contributions to, or investments in, any other person, other than to subsidiaries, other than in the ordinary course of business and consistent with past practices; (vi) fail to maintain adequate insurance consistent with past practices for their businesses and properties; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; provided, however, that nothing in this subsection (c) to Section 6.1 shall prevent T2 from settling (x) any government investigations previously disclosed in writing to the other Companies hereto ("Existing T2 Governmental Investigations") or (y) the existing T2 stockholder securities class action litigation;

          (d) such Company shall use its best efforts to preserve intact the business organization of Company and its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it and their respective subsidiaries; provided, however, that no breach of this covenant shall be deemed to have occurred if a failure to comply with this
     Section 6.1(d) occurs as a result of any matter arising out of the transactions contemplated by this Agreement or any acquisition proposals made to such Company or the public announcement thereof;

          (e) such Company and its subsidiaries shall not (i) knowingly take or allow to be taken any action which would jeopardize the treatment of the transactions contemplated hereby as a pooling of interests for accounting purposes or (ii) knowingly take or allow to be taken or fail to take any action which act or omission would jeopardize qualification of any of the Mergers as a "reorganization" within the meaning of Section 368(a) of the Code; and

          (f) such Company and its subsidiaries shall use all reasonable efforts to prevent any representation or warranty of such Company herein from becoming untrue or incorrect in any material respect.

                                      (12)

     6.2  Conduct of Business of Newco, CHS Sub, HII Sub, MI Sub and T2
Sub. During the period from the date of this Agreement to the Effective Time, Newco, CHS Sub, HII Sub, MI Sub and T2 Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

     6.3 Compensation Plans. During the period from the date of this Agreement and continuing until the Effective Time, each Company agrees as to itself and its subsidiaries that, other than the agreements referred to in Section 2.7, it will not, without the prior written consent of the other Companies (except as required by applicable law or pursuant to existing contractual arrangements or other plans or commitments as otherwise disclosed to the other Companies in writing pursuant hereto) (a) enter into, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, severance or other employee benefit plan, agreement, trust, plan, fund or other arrangement between such Company and one or more of its officers, directors or employees, in each case so as to materially increase the benefits thereunder (collectively, "Compensation Plans"), (b) grant or become obligated to grant any increase in the compensation or fringe benefits of directors, officers or employees (including any such increase pursuant to any Compensation
Plan) or any increase in the compensation payable or to become payable to any officer, except, with respect to employees other than officers, for increases in compensation in the ordinary course of business consistent with past practice, or enter into any contract, commitment or arrangement to do any of the foregoing, except for normal increases and non-stock benefit changes in the ordinary course of business consistent with past practice, (c) institute any new employee benefit, welfare program or Compensation Plan, (d) make any change in any Compensation Plan or other employee welfare or benefit arrangement or enter into any employment or similar agreement or arrangement with any employee, or
(e) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of such Company of compensation or benefits contingent, or the terms of which are materially altered in favor of such individual, upon the occurrence of any of the transactions contemplated by this Agreement.

     6.4 Current Information. From the date of this Agreement to the Effective Time, each Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than semi-monthly) with representatives of the other Companies and to report the general status of its ongoing operations and to deliver to the other Companies (not less than quarterly) unaudited consolidated balance sheets and related consolidated statements of income, stockholders equity and cash flows for the period since the last such report. Each Company will promptly notify the others of any material change in the normal course of business or in its or its subsidiaries' properties.

     6.5 Letters of Company's Accountants. Each of CHS, HII, MI and T2 shall use all reasonable efforts to cause to be delivered to itself, to Newco and to the other Companies a so-called "comfort" letter of such Company's independent auditors with respect to the financial statements and other financial information of such Company included in the Registration Statement, each such letter dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to each of CHS, HII, MI, T2 and Newco, and in a form reasonably approved by the recipients prior to delivery thereof.

     6.6 Legal Conditions to Merger. Each Company shall, and shall cause its subsidiaries to, use all reasonable efforts (a) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, subject to the appropriate vote or consent of stockholders and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption would, in such party's reasonable opinion, (i) be materially burdensome to such party and its subsidiaries taken as a whole or impact in such a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger or (ii) result in the imposition of a condition or restriction on such party or on the Surviving Corporation of the type referred to in Section 8.1(e).

                                      (13)

Each Company will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their subsidiaries in connection with the foregoing.

     6.7 Affiliates. Prior to the mailing to the stockholders of each Company of the Proxy Statement, each Company shall deliver to the other a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of such Company, "affiliates" of such Company, for purposes of Rule 145 under the Securities Act. Each Company shall use all reasonable efforts to cause each person named in the letter delivered by it to deliver to the other Companies at least 10 days prior to the Closing Date a written "affiliates" agreement, in customary form, restricting the disposition by such person of the Newco Shares to be received by such person in the Mergers, as contemplated by Rule 145 under the Securities Act and as required to qualify the Mergers for pooling of interest accounting treatment and tax-free reorganization treatment under the Code. Certificates surrendered for exchange by any person constituting an "affiliate" of a Company within the meaning of Rule 145 under the Securities Act shall not be exchanged by the Exchange Agent for Newco Shares pursuant to Section 3.2 until Newco has received such agreement described in the preceding sentence. Such affiliates agreements shall also provide for certain demand registration or piggy back registration rights in favor of such affiliates as described on Exhibit 6.7 hereto.

     6.8 Advice of Changes; Government Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. Each Company shall file all reports required by regulation to be filed by it with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed. Except where prohibited by applicable statutes and regulations, each party shall promptly provide the other (or its counsel) with copies of all other filings made by such party with any state or federal government entity in connection with this Agreement or the transactions contemplated hereby other than confidential communications made in connection with the Existing T2 Governmental Investigations.

     6.9 Accounting Methods. No Company shall change its methods of accounting in effect at December 31, 1992, except as required by changes in generally accepted accounting principles as concurred in by such party's independent auditors or except as required under Section 7.13 hereof. No Company will change its fiscal year.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     7.1  Access and Information.

     (a) Each Company and their respective subsidiaries shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants and other representatives access during normal business hours throughout the period from the date hereof to the Effective Time to all of its books, records, properties, facilities, personnel commitments and records (including but not limited to Tax Returns) and, during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request. No investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Mergers.

     (b) All information furnished by any Company to another Company pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger contemplated hereby. The parties will hold any such information that is nonpublic in confidence to the extent required by, and in accordance with the Confidentiality Agreement dated as of November 15, 1993 among CHS, HII, MI, and the Confidentiality Agreement dated as of January 19, 1994 among CHS, HII, MI and T2 (collectively,

                                      (14)
the "Confidentiality Agreements") and such Confidentiality Agreements shall survive the termination of this Agreement.

     7.2 Acquisition Proposals. Each Company and their respective subsidiaries will not, and will use their best efforts to cause their respective directors, officers, employees, financial advisors, legal counsel, accountants and other agents and representatives (for purposes of this Section 7.2 only, being referred to as "affiliates") not to, initiate, solicit or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, or except to the extent required in the exercise of the fiduciary duties of its Board of Directors under applicable law as advised by independent counsel, engage or participate in negotiations concerning, provide any nonpublic information or data to or have any discussions with any person other than a party hereto or their affiliates relating to, any acquisition, tender offer (including a self-tender offer), exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities representing 10% or more of the total voting power of such entity or any of its subsidiaries, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, such entity or any subsidiary, or similar transaction other than the Mergers (such proposals, announcements, or transactions being referred to as "Acquisition Proposals"). Each Company will promptly notify the others orally and in writing if any such Acquisition Proposal (including the terms thereof and identity of the persons making such proposals) is received and furnish to the other parties hereto a copy of any written proposal.

     7.3 Registration Statement. As promptly as practicable, the Companies shall prepare and file with the SEC the Registration Statement with respect to the Newco Shares to be issued in the Mergers hereunder and use their best efforts to have the Registration Statement declared effective. The Companies shall also use their best efforts to take any action required to be taken under state securities or blue sky laws in connection with the issuance of the Newco Shares pursuant hereto. Each Company shall furnish all information concerning such Company and the holders of its capital stock and shall take such other action as may be reasonably requested in connection with such Registration Statement and issuance of Newco Shares.

     7.4 Proxy Statements; Stockholder Approvals. CHS, HII, MI and T2 acting through their respective Boards of Directors, shall, in accordance with applicable law and their Certificate or Articles of Incorporation (as applicable) and Bylaws:

          (a) promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of their respective stockholders for the purpose of voting to approve and adopt this Agreement and shall use their respective best efforts, except to the extent the Board of Directors reasonably believe is otherwise required by its fiduciary duty, to obtain such stockholders approval;

          (b) except to the extent the Board of Directors reasonably believes is otherwise required by its fiduciary duty, recommend approval and adoption of this Agreement by the stockholders of such Company, and include in the Proxy Statement such recommendations, and take all lawful action to solicit such approvals; and

          (c) as promptly as practicable, prepare and file with the SEC a preliminary Proxy Statement and, after consultation with each other, respond to any comments of the SEC with respect to the preliminary Proxy Statement and cause the definitive Proxy Statement to be mailed to their respective stockholders. Whenever any event occurs which should be set forth in an amendment or a supplement to the Proxy Statement or any filing required to be made with the SEC, each party will promptly inform the other and will cooperate in filing with the SEC and/or mailing to stockholders such amendment or supplement. The Proxy Statement, and all amendments and supplements thereto, shall comply with applicable law and be in form and substance reasonably satisfactory to each such Company.

     7.5 Stock Exchange Listing. The Companies shall take such action as may be necessary or desirable to timely list the Newco Shares to be issued pursuant to the Merger on the New York Stock Exchange, if such Newco Shares are eligible for listing thereon, or under The Nasdaq National Market if not eligible for New York Stock Exchange listing.

                                      (15)

     7.6 Antitrust Laws. As promptly as practicable, each Company shall make all filings and submissions under the HSR Act as may be reasonably required to be made in connection with this Agreement and the transactions contemplated hereby. Subject to Section 7.1 hereof, each Company will furnish to the others such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Subject to
Section 7.1 hereof, each Company will provide the others with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

     7.7 Employee Benefit Plans. It is the Companies' present intent to provide after the Effective Time to continuing employees of each Company and their subsidiaries employee benefit programs that in the aggregate are generally not less favorable to such employees than those being provided to such employees on the date of this Agreement.

     7.8 Stock Options, Warrants, Debentures and other Agreements. As of the Effective Time, any stock options, warrants, convertible securities or other contractual commitments to purchase or issue Shares of CHS, HII, MI or T2 that are outstanding both as of the date hereof and at the Effective Time (whether or not contingent or otherwise requiring further shareholder approval) shall be assumed by Newco and converted into an option, warrant, convertible security or other contractual commitment as the case may be, to purchase or issue, on the same terms and conditions (including, without limitation, the date and exercise provisions) as were applicable prior to the Effective Time, the number of Newco Shares equal to the number of Shares subject to such stock option, warrant, convertible security or other contractual commitment multiplied by the applicable Exchange Ratio, at an exercise price per Newco Share equal to the former exercise price per Share under such stock option, warrant, convertible security or other contractual commitment immediately prior to the Effective Time (without taking into account any antidilution formula) divided by the applicable Exchange Ratio; provided, however, that in the case of any employee stock option to which Section 421 of the Code applies by reason of its qualification under
Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. No stock option or warrant shall be converted into an option or warrant to purchase a partial Newco Share. Except as provided above, the converted stock options, warrants, convertible securities or other contractual commitments shall be assumed by Newco under their same terms and conditions, but shall not be subject to further stockholder approval. Newco agrees that as soon as reasonably practicable after the Effective Time it will cause to be filed one or more Registration Statements on Form S-8 under the Securities Act, or Amendments to any existing Registration Statements on Form S-8 covering stock options and warrants, to register the Newco Shares issuable upon exercise of the aforesaid converted options or warrants, and at or prior to the Effective Time, Newco shall take all corporate action necessary to reserve for issuance a sufficient number of Newco Shares for delivery upon exercise of the options and warrants, conversion of convertible securities or otherwise pursuant to other contractual commitments assumed pursuant to this Section 7.8. The consummation of the Merger shall not be treated as a termination of employment for purposes of the option plans.

     7.9 Director and Officer Indemnification. All rights to indemnification and advancement of expenses existing in favor of the directors, officers and agents of any Company (the "Indemnified Parties") under the provisions existing on the date hereof of any Company's Certificate or Articles of Incorporation, Bylaws and indemnification agreements of any Company shall survive the Effective Time for at least six years thereafter (including any directors' and officers' liability insurance heretofore maintained if such insurance remains available for such period on commercially reasonable terms) and Newco agrees to indemnify and advance expenses to the Indemnified Parties to the full extent required or permitted by any Company under the provisions existing on the date hereof of any Company's Certificate or Articles of Incorporation, Bylaws and indemnification agreements of any Company.

     7.10 Public Announcements. So long as this Agreement is in effect, each Company agrees that it will obtain the approval of the other party prior to issuing any press release and will use its best efforts to consult with the others before otherwise making any public statement or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, except as may be required by law or any

                                      (16)
governmental agency if required by such agency or the rules of the National Association of Securities Dealers, Inc.

     7.11 Expenses. Subject to Section 9.3 hereof, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that if the Merger is not consummated CHS, HII, MI and T2 shall share equally the expenses incurred in connection with printing and mailing the Proxy Statement and the Registration Statement, the fees and expenses of Gardner, Carton & Douglas and all filing fees with the SEC, under state blue sky laws, with the New York Stock Exchange or The Nasdaq Stock Market, Inc. and under the HSR Act.

     7.12  Additional Agreements.

     (a) Subject to the terms and conditions herein provided, including without limitation those set forth in the proviso to Section 6.6 hereof, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Companies shall take all such necessary action.

     (b) Subject to the terms and conditions herein provided, including without limitation those set forth in the proviso to Section 6.6 hereof, each Company will cooperate with the others and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.

     (c) Each party will keep the other party apprised of the status of any inquiries made of such party by the Federal Trade Commission, the Department of Justice, the SEC, or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated herein.

     7.13 Company Accruals and Reserves. Prior to the Closing Date, each Company shall review and, to the extent determined necessary or advisable, consistent with generally accepted accounting principles and the accounting rules, regulations and interpretations of the SEC and its staff, modify and change its accrual, reserve and provision policies and practices to (a) reflect the Surviving Corporation's plans with respect to the conduct of the Company's business following the Merger and (b) make adequate provision (for the costs and expenses relating thereto) so as to be applied consistently on a mutually satisfactory basis with those of the other Companies. The parties agree to cooperate in preparing for the implementation of the adjustments contemplated by this Section 7.13. Notwithstanding the foregoing, (i) no Company shall be obligated to take in any respect any such action pursuant to this Section 7.13 (other than pursuant to the preceding sentence) unless and until the other Companies acknowledges that all conditions to their obligations to consummate the Merger have been satisfied and (ii) no adjustments made solely as a result of this Section 7.13 shall change the Exchange Ratio.

                                  ARTICLE VIII

                   CONDITIONS TO CONSUMMATION OF THE MERGERS

     8.1 Conditions to All Companies' Obligation to Effect the Mergers. The respective obligations of all Companies to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any one of which may be waived by all, but not less than all, Companies:

          (a) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                                      (17)

          (b) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act.

          (c) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of each Company in accordance with applicable law.

          (d) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of any Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of any Merger. Other than the filing of Articles of Merger with the Department of State for the State of Florida and Certificates of Merger with the Secretary of State of Delaware, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (all of the foregoing, "Consents") which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would have no material adverse effect on the consummation of the Mergers or on the Surviving Corporations and their subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect. All state securities or blue sky permits and other authorizations necessary to issue the Newco Shares in exchange for the Shares of CHS, HII, MI and T2 and to consummate the Merger shall have been received.

          (e) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to any Merger, by any federal or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon any Surviving Corporation or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon any Company or its subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

          (f) The aggregate amount of cash required to be paid on account of all Excluded Shares and with respect to any cash payments for fractional Newco Shares pursuant to Section 3.4, shall not exceed ten percent (10%) of the value (determined in accordance with APB Opinion No. 16) of the Newco Shares issuable in exchange for Shares of CHS, HII, MI and T2 at the Effective Time.

          (g) Each Company shall have received a letter, dated the Closing Date of its regularly retained independent auditors, and in form and substance reasonably satisfactory to it to the effect that the Merger qualifies for "pooling of interests" treatment for financial reporting purposes and that such accounting treatment is in accordance with generally accepted accounting principles.

          (h) Newco (or, as applicable, the respective Companies) shall have offered to enter into the agreements referred to in Section 2.7 hereof with the parties referred to in Exhibit 2.7.

     8.2 Conditions to Obligation of Each Company to Effect the Merger. The obligation of each Company to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following additional conditions, which may be waived by such Company:

          (a) Each of the other Companies shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of the other Companies contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement, and each Company shall have received a certificate of the Chairman of the Board, the President or an Executive Vice President of each of the other Companies as to the satisfaction of this condition.

                                      (18)

          (b) Each Company shall have received an opinion of its outside counsel or, in the case of HII, its outside auditors, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger applicable to such Company will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that such Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In addition, each Company shall have received the opinion of its, and the other Companies' respective, outside counsel dated the Closing Date and addressed to itself and all other Companies covering the additional matters set forth in Exhibit 8.2(b).

          (c) Each Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on the Surviving Corporation and its subsidiaries taken as a whole or upon the consummation of the transactions contemplated hereby.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     9.1 Termination. This Agreement may be terminated and the Mergers contemplated hereby abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Companies:

          (a) By mutual written consent of all of the Companies.

          (b) By any Company if the Mergers shall not have been consummated on or before June 30, 1994.

          (c) By any Company if there shall have been any material breach of a material obligation of another Company hereunder and, if such breach is curable, such default shall have not been remedied within 10 days after receipt by the other Company, as the case may be, of notice in writing from such Company specifying such breach and requesting that it be remedied; provided, that such 10-day period shall be extended for so long as the other Company shall be making diligent attempts to cure such default.

          (d) By any Company if the Board of Directors of any other Company shall have withdrawn or modified in a manner adverse to the others its approval or recommendation of this Agreement or the Mergers, or shall have resolved to do the same; provided, however, that a Company may not terminate this Agreement pursuant to this clause if, as a result of a Company's receipt of an Acquisition Proposal from a third party, a Company withdraws or modifies its approval or recommendation of this Agreement or the Mergers but thereafter (and prior to termination by another Company) the recipient Company publicly reconfirms its recommendation of the transactions contemplated hereby and notifies the other Companies of such reconfirmation prior to termination of this Agreement by another Company pursuant to this clause.

          (e) By any Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any Merger and such order, decree, ruling or any other action shall have become final and non-appealable.

          (f) By any Company upon written notice to the others if any approval of the stockholders of a Company required for the consummation of the Merger submitted for their approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof.

          (g) By any Company, if it shall receive any Acquisition Proposal after the date hereof from a third party or parties and the Board of Directors of such Company shall have determined in good faith that in

                                      (19)
     the exercise of its fiduciary duties to the stockholders of such Company that such Company must pursue such Acquisition Proposal; provided that such Company may only terminate this Agreement pursuant to this clause if it simultaneously with such termination delivers to the other Companies the termination fees provided for in Section 9.3(a) and (b) hereof.

     9.2  Effect of Termination.

     (a) In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and, except for a termination resulting from a breach by a party of this Agreement, there shall be no liability or obligation on the part of any Company or their respective officers or directors (except as set forth in Section 7.1(b) hereof and except for Sections 7.11, 9.3, 10.2 and 10.6 hereof which shall survive the termination). Nothing contained in this Section 9.2 shall relieve any party from liability for willful breach of this Agreement that results in termination of this Agreement. Upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

     (b) Concurrently with the execution of this Agreement, Newco, CHS, CHS Sub, HII, HII Sub, MI and MI Sub have terminated the Prior Merger Agreement, subject to reinstatement only as provided below. In the event that prior to the mailing of the Proxy Statement to stockholders, this Agreement is terminated under
Section 9.1(d) or (g) above as a result of (i) action by T2's or T2 Sub's Board of Directors to withdraw, modify in an adverse manner its approval or recommendation of this Agreement or the Mergers or (ii) a termination by T2 pursuant to Section 9.1(g), then the Prior Merger Agreement providing for the mergers of CHS Sub into CHS, HII Sub into HII and MI Sub into MI shall be reinstated and such parties shall be obligated to proceed with the mergers called for thereunder subject to the terms and conditions of the Prior Merger Agreement; provided that, upon the mailing of the Proxy Statement to stockholders pursuant to Section 7.4(c) hereof, the reinstatement provisions of the Prior Merger Agreement shall be terminated as provided therein.

     9.3 Certain Termination Fees. If any of CHS, HII, MI or T2 (an "Operating Company") either (1) violates its obligations set forth in Section 7.2 hereof in any material respect or otherwise breaches in any material respect any of its other material obligations hereunder and this Agreement is thereafter terminated pursuant to Section 9.1(c) or (2) prior to termination of this Agreement receives any Acquisition Proposal, and this Agreement is thereafter terminated pursuant to Sections 9.1(d) or 9.1(g) as a result of receipt of such Acquisition Proposal, then the Operating Company which has so violated or breached its obligations as aforesaid or which was in receipt of such Acquisition Proposal (the "Payor Company") shall pay to each of the other Operating Companies the following fees:

          (a) the reasonable fees and expenses of each such other Operating Company incurred by such other Operating Company prior to such termination (but not less than $250,000);

          (b) if T2 is the Payor Company, the sum of $1.5 million shall be payable by T2 to each of CHS, HII and MI; if CHS is the Payor Company, the sum of $1.5 million shall be payable by CHS to each of HII, MI and T2; if HII is the Payor Company, the sum of $1.5 million shall be payable by HII to each of CHS, MI and T2; and if MI is the Payor Company, the sum of $750 thousand shall be payable by MI to each of CHS, HII and T2; provided that such amounts payable under this clause (b) shall be reduced by any amounts paid by such Payor Company under clause (a) above; and

          (c) if T2 is the Payor Company, the additional sum of $3.5 million to each of CHS, HII and MI, payable only if a T2 Acquisition Transaction is consummated within twelve months of a termination of this Agreement as to which a termination fee by T2 is payable under clause (a) and (b) above. For the purpose of this Section 9.3, a "T2 Acquisition Transaction" shall mean any transaction involving T2 (other than the Mergers) of the type described in the definition of Acquisition Proposal in Section 7.2 hereof.

     9.4 Amendment. This Agreement may be amended by action taken at any time before or after approval hereof by the stockholders of the Companies, but, after any such approval, no amendment shall be

                                      (20)
made which alters the Exchange Ratio or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.5 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE X

                               GENERAL PROVISIONS

     10.1 Survival of Representations, Warranties and Agreements. No representations, warranties or agreements contained herein shall survive beyond the Effective Time except that the agreements contained in Sections 2.3, 3.1, 3.2, 3.3, 3.4, 3.5, 7.8, 7.9, 7.10, 7.12(a), 9.3, 10.1, 10.6 and 10.7 hereof, and all other agreements of Newco, shall survive beyond the Effective Time.

     10.2 Brokers. HII represents and warrants to the other Companies that, except for its financial advisors, Hambrecht & Quist Incorporated, no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of HII and that a true and complete copy of the engagement letter between HII and Hambrecht & Quist Incorporated has previously been delivered to the other Companies. CHS represents and warrants to the other Companies that, except for its financial advisors, Smith Barney Inc., no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CHS and that a true and complete copy of the engagement letter among CHS and Smith Barney has previously been delivered to Companies. MI represents and warrants to the other Companies that, except for its financial advisers, Piper Jaffray Inc., no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MI, and that a true and complete copy of the engagement letter among MI and Piper Jaffray Inc. has previously been delivered to the other Companies. T2 represents and warrants to the other Companies that, except for its financial advisors, Kidder Peabody & Co. Incorporated and except pursuant to its Engagement Letter dated November 29, 1993, as amended by letter dated January 28, 1994, with James M. Sweeney (as amended, the "Engagement Letter"), no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or the transactions contemplated by this Agreement based upon the arrangements made by or on behalf of T2, and that true and complete copies of the engagement letter between T2 and Kidder Peabody & Co. Incorporated and the Engagement Letter with Mr. Sweeney have previously been delivered to the other Companies.

     10.3 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telex or telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) If to CHS, to:
               Curaflex Health Services, Inc.
               3281 Guasti Road, Suite 800
               Ontario, California 91761
               Attention: Kevin M. Higgins, Esq.
                          Vice President and General Counsel

                                      (21)
           with a copy to:
              Morrison & Foerster
              19900 MacArthur Boulevard, Suite 1200
              Irvine, California 92715
              Attention: Robert M. Mattson, Jr., Esq.

          (b) If to HII, to:
              HealthInfusion, Inc.
              5200 Blue Lagoon Drive, Suite 200
              Miami, Florida 33126
              Attention: Miles E. Gilman, President

           with a copy to:
              Greenberg, Traurig, Hoffman, Lipoff,
                Rosen & Quentel, P.A.
              1221 Brickell Avenue
              Miami, Florida 33131
              Attention: Bruce E. Macdonough, Esq.

          (c) If to MI, to:
              Medisys, Inc.
              4550 West 77th Street
              Edina, Minnesota 55435
              Attention: William J. Brummond, President

           with a copy to:
              Oppenheimer Wolff & Donnelly
              3400 Plaza VII
              45 South Seventh Street
              Minneapolis, Minnesota 55402
              Attention: Mark A. Kimball, Esq.

          (d) If to T2, to:
              T2 Medical, Inc.
              1121 Alderman Drive
              Alpharetta, Georgia 30202
              Attention: Tommy H. Carter, President

           with a copy to:
              Brobeck Phleger and Harrison
              4675 MacArthur Court
              Suite 1000
              Newport Beach, California 92660-1836
              Attention: Richard A. Fink, Esq.

          (e) If to Newco, CHS Sub, HII Sub, MI Sub or T2 Sub to:
              Morrison & Foerster
              19900 MacArthur Boulevard, Suite 1200
              Irvine, California 92715
              Attention: Robert M. Mattson, Jr.

           and with a copy to all other Companies as aforesaid.

     10.4 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.5 Entire Agreement; Assignment. This Agreement (including the Exhibits, and other documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement

                                      (22)
and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise. In this regard, each of CHS, HII and MI represent and warrant that, except for the Prior Merger Agreement and the reinstatement provisions thereof as described in Section 9.2(b) hereof, such party has no arrangement or understanding with any other party to this Agreement with respect to a merger or similar transaction in the event this Agreement is terminated.

     10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

     10.7 Parties in Interest. Except for Sections 2.7, 7.8, 7.9, and 7.11 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefit or remedies of any nature whatsoever or by reason of this Agreement.

     10.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     10.9 Validity. The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     10.10 Jurisdiction and Venue. Each party hereto hereby agrees that any proceeding relating to this Agreement and the Mergers shall be brought in a state court of Delaware. Each party hereto hereby consents to personal jurisdiction in any such action brought in any such Delaware court, consents to service of process by registered mail made upon such party and such party's agent and waives any objection to venue in any such Delaware court or to any claim that such Delaware court is an inconvenient form.

     10.11 Investigation. The respective representations and warranties of each Company contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

     10.12 Consents. For purposes of any provision of this Agreement requiring, permitting or providing for the consent of any or Company, the written consent of the Chief Executive Officer of a Company shall be sufficient to constitute such consent.

                                      (23)

     IN WITNESS WHEREOF, each Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

CURAFLEX HEALTH SERVICES, INC.                   CHM HOLDING CORPORATION

By: /s/   CHARLES A. LAVERTY                     By: /s/   CHARLES A. LAVERTY
    -------------------------------------            -------------------------------------
    Name: Charles A. Laverty                         Name: Charles A. Laverty
    Title:  Chairman, President and Chief            Title:  Chief Executive Officer
            Executive Officer

CHS ACQUISITION COMPANY                          MEDISYS, INC.

By: /s/   CHARLES A. LAVERTY                     By: /s/   WILLIAM J. BRUMMOND
    -------------------------------------            -------------------------------------
    Name: Charles A. Laverty                         Name: William J. Brummond
    Title:  Authorized Officer                       Title:  President and Chief Executive
                                                             Officer

HEALTHINFUSION, INC.                             MI ACQUISITION COMPANY

By: /s/   MILES E. GILMAN                        By: /s/   WILLIAM J. BRUMMOND
    -------------------------------------            -------------------------------------
    Name: Miles E. Gilman                            Name: William J. Brummond
    Title:  President and Chief Executive            Title:  President
            Officer

HII ACQUISITION COMPANY                          T2 MEDICAL, INC.

By: /s/   MILES E. GILMAN                        By: /s/   TOMMY H. CARTER
    -------------------------------------            -------------------------------------
    Name: Miles E. Gilman                            Name: Tommy H. Carter
    Title:  President                                Title:  President and Chief Executive
                                                             Officer

                                                 T2 ACQUISITION COMPANY

                                                 By: /s/   TOMMY H. CARTER

                                                     -------------------------------------
                                                     Name: Tommy H. Carter
                                                     Title:  President

NOTE: Exhibits and Schedules to this Agreement have been intentionally omitted.

                                      (24)